Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-276235, No. 333-280510, and No. 333-283270) and Form S-8 (No. 333-248985, No. 333-273334, and No. 333-280561) of Laird Superfood, Inc. of (i) our report dated April 3, 2026, relating to the consolidated financial statements of Global Superfoods Corp. as of December 31, 2025 and 2024, and for the year ended December 31, 2025, and the period from May 24, 2024 through December 31, 2024, and (ii) our report dated January 30, 2026, except for the alleviation of the conditions that gave rise to substantial doubt about the Company's ability to continue as a going concern due to the completion of the acquisition by Laird Superfood, Inc. as disclosed in Note 16, as to which the date is April 3, 2026. relating to the financial statements of Navitas LLC for the period from January 1, 2024 through May 23, 2024, appearing in this Current Report on Form 8-K/A of Laird Superfood, Inc.

/s/ Baker Tilly US, LLP

Sacramento, California

April 3, 2026